Exhibit 99.1
Tesla Third Quarter 2025 Production, Deliveries & Deployments

In the third quarter, we produced over 447,000 vehicles, delivered over 497,000 vehicles and deployed 12.5 GWh of energy storage products – a record for both deliveries and deployments.

Thank you to all our customers, employees, suppliers, shareholders and supporters who helped us achieve these results.

Q3 2025

	Production	Deliveries	Subject to operating lease accounting
Model 3/Y	435,826	481,166	2%
Other Models	11,624	15,933	7%
Total	447,450	497,099	2%

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Tesla will post its financial results for the third quarter of 2025 after market close on Wednesday, October 22, 2025. At that time, Tesla will issue a brief advisory containing a link to the Q3 2025 update, which will be available on Tesla’s Investor Relations website. Tesla management will hold a live question and answer webcast that day at 4:30 p.m. Central Time (5:30 p.m. Eastern Time) to discuss the Company’s financial and business results and outlook.

What: Tesla Q3 2025 Financial Results and Q&A Webcast
When: Wednesday, October 22, 2025
Time: 4:30 p.m. Central Time / 5:30 p.m. Eastern Time
Q3 2025 Update: https://ir.tesla.com
Webcast: https://ir.tesla.com (live and replay)

Approximately two hours after the Q&A session, an archived version of the webcast will be available on the Company’s website.

For additional information, please visit https://ir.tesla.com.

Investor Relations Contact:
ir@tesla.com

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q3 earnings. Tesla vehicle deliveries and storage deployments represent only two measures of the Company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including average selling price, cost of sales, foreign exchange movements and others as to be disclosed in the 10-Q for the quarter ended on September 30, 2025.